Exhibit 99.1

Citadel Broadcasting Corporation

CITADEL BROADCASTING COMPLETES DEBT REFINANCING

LAS VEGAS, NV, December 13, 2010 – Citadel Broadcasting Corporation (“Citadel” or the “Company”) today announced that on December 10, 2010 it closed on a new credit agreement consisting of a term loan credit facility of $350 million with a term of six years and a revolving credit facility in the amount of $150 million, which was undrawn at closing. Citadel used the proceeds of the term loan along with the Company’s previously announced issuance of $400 million of senior unsecured notes due 2018 and cash on hand to completely refinance all of its existing higher-cost indebtedness, resulting in an expected savings of approximately $35 million in interest costs for 2011.

About Citadel

Citadel Broadcasting Corporation is the third largest radio group in the United States, with a national footprint reaching more than 50 markets. Citadel is comprised of 166 FM stations and 59 AM stations in the nation’s leading markets, in addition to owning and operating the Citadel Media business, which is among the largest radio networks in the United States. For more information, visit www.citadelbroadcasting.com.

Forward-looking Statements

This press release, as well as other statements made by Citadel may contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 that reflect, when made, Citadel’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to Citadel’s operations and business environment, which may cause the actual results of Citadel to be materially different from any future results, express or implied, by such forward-looking statements. These risks and uncertainties include, but are not limited to, (i) general economic or business conditions affecting the radio broadcasting industry being less favorable than expected; (ii) changes in the financial markets; (iii) fluctuations in interest rates; and (iv) those matters discussed under the captions “Forward-Looking Statements” and “Risk Factors” in Citadel Broadcasting Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the third quarter of 2010, filed with the SEC on November 15, 2010.

Contacts:

Anna Cordasco/Jonathan Doorley

Sard Verbinnen & Co

(212) 687-8080